EXHIBIT 107

Blue Owl Capital Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 -

Newly Registered Securities and Carried Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carried Forward File Number	Carried Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

	Primary Offering of Securities

Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(o)	(1)(2)	(3)	(1)		(4)

Fees to be Paid	Equity	Preferred Stock, par value $0.0001 per share	457(o)	(1)(2)	(3)	(1)		(4)

Fees to be Paid	Debt	Debt Securities	457(o)	(1)(2)	(3)	(1)		(4)

Fees to be Paid	Equity	Depositary Shares	457(o)	(1)(2)	(3)	(1)		(4)

Fees to be Paid	Other	Units	457(o)	(1)(2)	(3)	(1)		(4)

Fees to be Paid	Equity	Warrants	457(o)	(1)(2)	(3)	(1)		(4)

Fees to be Paid	Unallocated (Universal) Shelf		457(o)			$1,000,000,000	.0000927	$92,700

Fees to be Paid	Total Registration Fee:			$92,700	N/A	$1,000,000,000	—	$92,700

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$1,000,000,000		$92,700

	Total Fees Previously Paid							—

	Total Fee Offsets							$—

	Net Fee Due							$92,700
(1)

There are being registered hereunder an indeterminate number or amount, as the case may be, of the securities of each identified class as may from time to time be offered and sold at indeterminate prices, which together shall have a maximum aggregate offering price not to exceed $1,000,000,000. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder. The securities registered also include an indeterminate number or amount, as the case may be, of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder or pursuant to the anti-dilution provisions of any such securities. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $1,000,000,000, less the aggregate dollar amount of all securities previously issued hereunder.

(2)

Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.